Exhibit 99.1

BEST SPAC I Acquisition Corp.
Announces the Separate Trading of its Class A Ordinary Shares and Rights
Commencing August 7, 2025

HONG KONG., August 6, 2025 – BEST SPAC I Acquisition Corp. (Nasdaq: BSAAU) (the “Company”) today announced that, commencing August 7, 2025, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and rights included in the units.

No fractional rights will be issued upon separation of the units and only whole rights will trade. The Class A ordinary shares and rights that are separated will trade on The Nasdaq Capital Market under the symbols “BSAA” and “BSAAR,” respectively. Those units not separated will continue to trade on The Nasdaq Capital Market under the symbol “BSAAU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and rights.

A registration statement on Form S-1 (File No. 333-286237) (the “Registration Statement”) relating to the securities sold in the initial public offering, as amended, was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 12, 2025. The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BEST SPAC I Acquisition Corp.

BEST SPAC I Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. BEST SPAC I Acquisition Corp. intends to focus on businesses in the consumer goods sector.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.